                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             -----------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    INFORMATION TO BE INCLUDED IN STATEMENTS
           FILED PURSUANT TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS
                     THERETO FILED PURSUANT TO RULE 13d-2(b)


                             AMERICAN JEWELRY CORP.
                        ---------------------------------
                                (Name of Issuer)


                                  Common Stock
                        ---------------------------------
                         (Title of Class of Securities)


                                    027073105
                        ---------------------------------
                                 (CUSIP Number)

                                  June 11, 2001
                      -------------------------------------
             (Date of Event which Requires Filing of the Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[__] Rule 13d-1(b)

[X] Rule 13d-1(c)

[__] Rule 13d-1(d)

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 027073195              SCHEDULE 13G

--------------------------------------------------------------------------------
1.   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person (Entities Only)

     Proton Capital LLC

--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group               (a) [ ]
                                                                    (b) [ ]

--------------------------------------------------------------------------------
3.   SEC Use Only


--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Connecticut

--------------------------------------------------------------------------------
Number of Shares         5.   Sole Voting Power

 Beneficially                 214,666
                         -------------------------------------------------------
 Owned by Each           6.   Shared Voting Power

Reporting Person              0
                         -------------------------------------------------------
     With                7.   Sole Dispositive Power

                              214,666
                         -------------------------------------------------------
                         8.   Shared Dispositive Power

                              0
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

     214,666 shares

--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares  [ ]

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

     8.9%

--------------------------------------------------------------------------------
12.  Type of Reporting Person

     OO

--------------------------------------------------------------------------------

Item 1(a)      Name of Issuer:  American Jewelry Corp.

--------------------------------------------------------------------------------

Item 1(b)      Address of Issuer's Principal Executive Offices:
               131 West 35th Street
               New York, NY  10001

--------------------------------------------------------------------------------

Item 2(a)      Name of Person Filing:  Proton Capital LLC

--------------------------------------------------------------------------------

Item 2(b)      Address of Principal Business Office or, if none, Residence:
               7 Wakeman Road
               Westport, Connecticut  06880

--------------------------------------------------------------------------------

Item 2(c) Citizenship: Proton Capital LLC is a limited liability company organized under the laws of Connecticut.

--------------------------------------------------------------------------------

Item 2(d)      Title of Class of Securities:  Common Stock

--------------------------------------------------------------------------------

Item 2(e)      CUSIP Number:  027073105

--------------------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

               (a)    [_]   Broker or dealer registered under Section 15 of the
                            Exchange Act;

               (b)    [_]   Bank as defined in Section 3(a)(6) of the Exchange
                            Act;

               (c)    [_]   Insurance company as defined in Section 3(a)(19) of
                            the Exchange Act;

               (d)    [_]   Investment company registered under Section 8 of the
                            Investment Company Act;

               (e)    [_]   An investment adviser in accordance with
                            Rule 13d-1(b)(1)(ii)(E);

               (f)    [_]   An employee benefit plan or endowment fund in
                            accordance with Rule 13d-1(b)(1)(ii)(F);

               (g)    [_]   A parent holding company or control person in
                            accordance with Rule 13d-1(b)(1)(ii)(G);

               (h)    [_]   A savings association as defined in Section 3(b)
                            of the Federal Deposit Insurance Act;

               (i)    [_]   A church plan that is excluded from the
                            definition of an investment company under
                            Section 3(c)(14) of the Investment Company Act;

               (j)    [_]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

--------------------------------------------------------------------------------

Item 5.        Ownership of Five Percent or Less of a Class.

               Not applicable.

--------------------------------------------------------------------------------

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

               Not applicable.

--------------------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               Not applicable.

--------------------------------------------------------------------------------

Item 8.        Identification and Classification of Members of the Group.

               Not applicable.

--------------------------------------------------------------------------------

Item 9.        Notice of Dissolution of Group.

               Not applicable.

--------------------------------------------------------------------------------

Item 10.       Certifications.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

--------------------------------------------------------------------------------

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         June 18, 2001



                                  PROTON CAPITAL LLC


                                  By:  /s/ Alan Gaines
                                      ------------------------------------------
                                      Name:  Alan Gaines
                                      Title: President, Chief Executive Officer